EXHIBIT 21

                                  SUBSIDIARIES

The subsidiaries of the Company are as follows:
      Maximilia Ltd., an Irish corporation ("Maximilia")
      Sturge Ltd., an Irish corporation ("Sturge")
      Jolly LLC, a Wyoming corporation ("Jolly")
      Paul Garnier, an Irish corporation ("Garnier")
      Jolly Alon Limited, a Moldovan corporation ("Hotel")
      Banca Commerciala pe Actiuni "Export-Import",
            a Moldovan corporation ("Bank")
      Exim Asint S.A., a Moldovan corporation ("Insurance Company") Intercomsoft Limited, an Irish Corporation ("Intercomsoft")